Exhibit 99.01

DexCom Inc. Reports Second Quarter 2012 Financial Results

SAN DIEGO, CA—(BUSINESS WIRE-August 6, 2012)—DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended June 30, 2012.

Product revenue grew to $21.5 million for the second quarter of 2012, an increase of approximately 42% from the $15.2 million in product revenue reported for the second quarter of 2011. Total second quarter 2012 revenue, which included development grant and other revenue, grew to $23.5 million, an increase of 9% from the same quarter in 2011. Product gross profit totaled $10.6 million for the three months ended June 30, 2012, compared to a product gross profit of $6.8 million for the three months ended June 30, 2011. The Company reported a net loss of $14.7 million, or $0.21 per share for the three months ended June 30, 2012, compared to a net loss of $7.4 million, or $0.11 per share for the three months ended June 30, 2011. The net loss for the three months ended June 30, 2012 included $7.1 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization, and $0.7 million in non-cash expenses associated with the settlement and fair value adjustments of contingent consideration related to the SweetSpot acquisition.

Product cost of sales increased $2.5 million to $10.9 million for the second quarter of 2012 compared to $8.4 million for the same quarter in 2011, primarily due to the increased volume of product sales. Total cost of sales totaled $12.2 million for the second quarter of 2012 compared to $9.5 million for second quarter of 2011, primarily due to increased product sales. Research and development expense increased by approximately $3.5 million to $10.5 million for the second quarter of 2012 compared to $7.0 million for the second quarter of 2011. Changes in research and development expense included additional salaries and payroll related costs, consulting costs and non-cash expenses related to the settlement and fair value adjustments of contingent consideration related to the SweetSpot acquisition. Selling, general and administrative expense increased by approximately $3.2 million to $15.4 million for the second quarter of 2012 compared to $12.2 million for the second quarter of 2011, with the change primarily due to additional selling and marketing costs. As of June 30, 2012, the Company had $62.2 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “31897100” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended June 30, 2012, as filed with the Securities and Exchange Commission on August 6, 2012.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$5,985	$2,553
Short-term marketable securities, available-for-sale	55,203	79,358
Accounts receivable, net	12,900	12,547
Inventory	7,378	8,171
Prepaid and other current assets	2,527	1,781

Total current assets	83,993	104,410
Property and equipment, net	17,768	15,019
Restricted cash	1,039	939
Intangible assets, net	4,462	0
Goodwill	3,162	0
Other assets	98	107

Total assets	$110,522	$120,475

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,532	$6,346
Accrued payroll and related expenses	7,930	6,804
Current portion of deferred revenue	1,499	1,591

Total current liabilities	16,961	14,741
Other liabilities	1,551	963
Long-term portion of deferred revenue	702	281

Total liabilities	19,214	15,985
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	0	0
Common stock, $0.001 par value, 100,000 authorized; 69,189 and 68,905 issued and outstanding, respectively, at June 30, 2012; and 67,833 and 67,549 shares issued and outstanding, respectively, at December 31, 2011	69	68
Additional paid-in capital	511,206	495,626
Accumulated other comprehensive loss	(88)	(80)
Accumulated deficit	(419,879)	(391,124)

Total stockholders’ equity	91,308	104,490

Total liabilities and stockholders’ equity	$110,522	$120,475

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Product revenue	$21,524	$15,179	$40,142	$28,318
Development grant and other revenue	1,926	6,238	3,403	7,273

Total revenue	23,450	21,417	43,545	35,591
Product cost of sales	10,889	8,351	20,476	16,703
Development and other cost of sales	1,318	1,195	2,439	1,901

Total cost of sales	12,207	9,546	22,915	18,604

Gross profit	11,243	11,871	20,630	16,987
Operating expenses
Research and development	10,498	7,016	20,213	13,284
Selling, general and administrative	15,394	12,244	30,463	22,962

Total operating expenses	25,892	19,260	50,676	36,246
Operating loss	(14,649)	(7,389)	(30,046)	(19,259)
Interest and other income	23	25	48	51
Interest expense	(1)	(3)	(1)	(9)

Loss before income taxes	(14,627)	(7,367)	(29,999)	(19,217)
Income tax expense (benefit)	64	0	(1,244)	0

Net loss	$(14,691)	$(7,367)	$(28,755)	$(19,217)

Basic and diluted net loss per share	$(0.21)	$(0.11)	$(0.42)	$(0.30)

Shares used to compute basic and diluted net loss per share	68,635	65,096	68,212	63,646